FOR IMMEDIATE RELEASE:                        October 27, 2015

Republic Airways’ Pilots Ratify Three-Year Contract
The International Brotherhood of Teamsters Airline Division approves new contract providing industry-leading pay, job protections, and quality of life improvements

INDIANAPOLIS – (Oct 27, 2015) – Republic Airways Holdings Inc. (NASDAQ/NM:RJET), announced that the International Brotherhood of Teamsters’ (IBT) Local 357, which represent the approximately 2,100 pilots of Republic, have voted by a margin of 76% to ratify a new three-year contract, with approximately 85% of the eligible pilots voting.

“Today’s ratification by the IBT represents a significant positive step forward for our pilots and our airline,” said Matt Koscal, Republic vice president of human resources. “The new contract recognizes the importance of our pilots in our future success and it gives us a strong foundation on which to rebuild our operation and to move forward with the restructuring of our airline.”

“Our pilot members have more than earned this industry-leading contract that reflects their significant contributions to Republic and the airline industry.” said Capt. David Bourne, IBT Airline Division Director. “We now look forward to creating the best future possible for our members at Republic and throughout the airline industry.”

The three-year agreement becomes effective on or about November 1. The agreement invests approximately $50 million a year on average over the three-year duration of the new agreement, including both the ratification bonus and the anniversary bonus. The new agreement includes significant improvements in work rules and pilot quality of life. Additionally, it establishes pay rates that recognize Republic’s pilots as leaders in the regional airline industry, including a transformational $40/hr first year new hire rate.

Koscal continued, “We still have many challenges to overcome to achieve a successful consensual restructuring of our business, but today’s positive outcome helps move this process forward in full alignment with our pilots.”

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Contact:
Bob Birge
Corporate Communications
317.471.2808
bob.birge@rjet.com